Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the date set forth in Schedule A to this Agreement by and between the individual named in Schedule A (the “Employee”) and TransCode Therapeutics, Inc., a Delaware corporation, with its principal office at 6 Liberty Square - #2382, Boston, Massachusetts 02109, (the “Company”). The Agreement becomes effective (the “Effective Date”) upon the earlier to occur of (i) receipt by the Company of at least $5 million in funding resulting from the issuance of equity, debt having an initial maturity of three years or more, or funds from a strategic transaction including but not limited to licensing, partnership, development programs, government contracts or awards, sales of rights, or otherwise, or (ii) execution of an underwriting or other financing agreement involving a transaction for at least $5 million.

WHEREAS, the Company wishes to have the Employee serve in the position set forth in Schedule A and pursuant to this Agreement;

WHEREAS, the Company desires to hire the Employee, and the Employee desires to accept such employment on the terms and conditions set forth in this Employment Agreement and Schedule A, attached hereto; and

WHEREAS, the Employee’s position requires that he or she continue to be trusted with extensive confidential information and trade secrets of the Company and that to improve and extend the Company’s business, Employee will need to maintain as thorough and comprehensive knowledge of the Company’s business as is practical under the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants herein contained, the parties hereto agree to the terms of Employee’s employment as follows:

1.       Position and Responsibilities. On and after the Effective Date, Employee shall serve in the position and with the title and immediate supervisor set forth in Schedule A. Employee shall exercise such powers and comply with and perform such directions and duties regarding the business and affairs of the Company that are customary for Employee’s position and as may be given him or her from time to time by Employee’s immediate supervisor, the President and Chief Executive Officer (the “CEO”) if different than Employee’s immediate supervisor, or the Board of Directors of the Company (the “Board”). Employee shall use all diligent efforts consistent with the terms and conditions set forth herein to improve and extend the business of the Company. Employee agrees to devote substantially all his or her available business time, attention, and services to the discharge of Employee’s duties for the best interest of the Company. Any involvement with another for-profit company, such as becoming a member of the board of directors of such company, shall require the advance written approval of the CEO or the Board, as applicable.

2.            Salary, Equity Participation, and Other Benefits. During the Term of this Agreement (as defined below), Company shall provide Employee with the compensation and benefits, less all voluntary and legally-required deductions and tax withholdings, as set forth herein and in Schedule A:

(A)	Base Salary. A salary paid in accordance with the Company’s payroll practices in effect from time to time which salary annualizes to the amount set forth in Schedule A.

(B)	Bonus. Bonuses are not guaranteed and are granted based on the discretion of the Board and compensation Committee, taking into account the Company’s financial position and business prospects. Employee shall be eligible for the target bonus set forth in Schedule A (expressed as a percentage of annualized base salary) based upon targets, goals and objectives established in good faith by Employee and the Board.

(C)	Reimbursement of Expenses; Fringe Benefits. In addition to the arrangements set forth in Schedule A, Employee will also be entitled to be promptly reimbursed for all business-related travel, lodging, entertainment, supplies and other reasonable expenses in accordance with the Company’s prevailing policy. Employee will be entitled to participate on the same basis with all other Company officers and employees in Company’s standard benefits package made generally available to all other officers and employees, including 401(k), group health, dental, disability and life insurance programs, and other fringe benefits as may be provided from time to time.

(D)	Time Off. Employees shall be eligible to accrue paid time off (“PTO”) during each payroll period subject to the Company’s PTO policy as in effect from time to time at the annual rate set forth in Schedule A. Unused PTO may be carried over into the next following year but any such carried over PTO must be utilized within the first six months of that following year or be forfeited. Any other treatment of PTO is subject to written arrangements between Employee and Company in advance or when Company precludes Employee’s use of PTO for business reasons, in which case it must be used within six months of the dates requested. PTO may be taken at such times as is reasonably prudent and consistent with the proper and diligent performance by the Employee of his or her duties and responsibilities hereunder, taking into consideration that all Company employees are entitled to take PTO. In accordance with Massachusetts “Sick Time” law, Employee shall be entitled to five sick days per year in addition to PTO.

Holidays. The Company recognizes paid holidays as set forth in the Company’s Holiday Schedule available upon request.

(E)	Equity Participation. In addition to any equity related holdings of Employee as of the Effective Date, Employee shall be entitled to equity incentive awards as defined in Company’s applicable equity incentive plan(s) (each, an “Award”) as determined by the Board. If an Award is expressed as a percentage of total common stock, such percentage shall be calculated on a fully-diluted basis after giving effect to the issuance of all shares of common stock outstanding plus all shares potentially issuable pursuant to options and other awards under all equity incentive plans of Company in effect at that time of the Award, warrants to purchase common stock, and instruments convertible into or exchangeable for common stock. Vesting and all other matters related to the specific terms of the Award shall be set forth in the related Award notice. Unless otherwise provided in writing, vesting of Awards shall cease as of the Employee’s date of termination, regardless of the reason for such termination.

3.            Performance Review. On not less than an annual basis, the Board and/or Employee’s immediate supervisor shall review Employee’s performance and the compensation payable to Employee for the prior year and the proposed performance by, and compensation to, Employee for the then coming year.

4.            Term And Extension. The initial term of this Agreement shall commence on the Effective Date and shall expire on the earlier to occur of (i) the third anniversary of the Effective Date or (ii) the death or disability of the Employee, (either being the “Expiration Date”). Unless notified in writing at least ninety (90) days prior to the Expiration Date, on each anniversary of this Agreement, this Agreement shall be extended automatically for successive twelve-month periods. The initial term and any extension of the initial term shall be referred to herein as the “Term” and the Expiration Date shall be commensurately adjusted. Employee’s employment during the Term is subject to earlier termination as provided herein. In the event of death or disability, Employee’s estate shall receive payment of all unpaid or accrued salary and the pro-rata amount (based on the number of days of the applicable fiscal year in which Employee was employed prior to termination) of the Bonus Target Percentage for such fiscal year applicable to Employee, accrued but unused PTO, and then-vested Awards or other equity participation then held by Employee (all the foregoing, the “Accrued Obligations”), pro-rated to the Expiration Date.

5.            Early Termination. The Term may be terminated prior to the Expiration Date as follows:

(A)       At Company’s Election For Cause. Company may, immediately and unilaterally, terminate Employee’s employment hereunder for “Cause” at any time during the Term. For purposes of this Agreement, Cause shall mean the occurrence of one or more of the following events: (i) gross negligence or willful misconduct by the Employee which results, or in the reasonable judgment of Company may result, in material loss, material damage or material injury (any of the foregoing, “Material Harm”) to Company; (ii) the commission of an act of embezzlement or fraud; (iii) breach of fiduciary duty which results, or in the reasonable judgment of Company may result, in Material Harm to Company; (iv) the unauthorized disclosure or misappropriation of any trade secret or confidential information of Company or any third party to which Company owes a duty of confidentiality; (v) the commission of a wrongful act which induces any customer or prospective customer, or strategic partner or prospective strategic partner, of Company to breach a contract with Company or to decline to do business with Company; (vi) the conviction of Employee of a felony or commission of other criminal act which materially interferes with Employee’s ability to perform his or her services for Company or which results, or in the reasonable judgment of Company may result, in Material Harm to Company; (vii) the violation or breach (or potential violation or breach) by Employee, in any material respect, of a non-competition, non-solicitation, non-disclosure, assignment of inventions covenant, or any other agreement, between Employee and Company; (viii) Employee’s engagement, whether directly or indirectly, during the period of his or her employment by Company, in a business or other commercial activity which is or may be directly competitive with the business being conducted by Company at such time; (ix) the solicitation, diversion or taking away by Employee, or the attempted solicitation, diversion or taking away by Employee, whether directly or indirectly, during the period of his or her employment by Company, of any of the customers, strategic partners, business or prospective customers of Company then in existence and with whom Employee had contact or about whom Employee gained confidential information during Employee’s employment, engagement or relationship with Company on behalf of a competitive enterprise (prospective customer shall mean any person or entity being solicited by Company during the time Employee was employed or engaged by Company); (x) behavior which materially interferes with Employee’s ability to perform his or her services for Company or which otherwise results, or in the reasonable judgment of Company may result, in Material Harm to Company; (xi) material failure by Employee to comply with Company’s written policies or rules after receiving written notification from Company of such failure which notification sets forth in reasonable detail the basis for such notification and provides a reasonable time and basis for corrective action by Employee; (xii) a continuing failure by Employee to perform his or her duties or responsibilities in a reasonably acceptable manner after Employee has received written notification of such failure from Company, so long as Company has provided the resources (human and otherwise) necessary to perform such duties or responsibilities, has provided reasonably sufficient time for completion of such duties or responsibilities, and such failure was not a result of others inside or outside the Company failing to perform tasks or activities necessary for Employee to complete his or her duties or responsibilities; or (xiii) failure of Employee to cooperate in good faith with a governmental or internal investigation if Company has requested in writing Employee’s cooperation.

In the event of any termination for Cause, Employee shall be entitled to only the Accrued Obligations and no other severance or other compensation or benefits other than payments or benefits which are required by law to be provided to all terminated employees.

(B)       Voluntary Termination by Employee. The Employee may voluntarily terminate his or her employment at any time during the Term by providing Company with written notice of termination (such date of voluntary termination the “Voluntary Termination Date”). In the event of any such voluntary termination by Employee, Employee shall be entitled to the Accrued Obligations and no other severance, compensation, or benefits other than payments or benefits which are required by law to be provided to all terminated employees or as may be contractually required by this Agreement or any other written agreement between Employee and Company or pertaining to Employee.

(C)       By Company for Reasons Other Than Cause. Company may, immediately and unilaterally, terminate Employee’s employment hereunder at any time during the Term without Cause (the date of such termination, the “Company Election Termination Date” and, together with the Voluntary Termination Date, each a “Termination Date”).

In the event Company exercises its right to terminate Employee under this Section 5(C) or the Employee resigns for Good Reason (as defined below), in addition to the Accrued Obligations, Company agrees to pay Employee within ten (10) days a single severance payment equal to (i) Employee’s salary at the then current rate for that number of months set forth in Schedule A at “Months of Severance” and (ii) an amount equal to the greater of the incentive compensation paid to the executive in the year prior to the year of termination or that would have been paid to Employee in or with respect to the year of termination at 100% of the Bonus Target Percentage for the number of months set forth at “Months of Severance” in Schedule A. Such severance payment shall be subject to withholding of all applicable taxes and shall be conditioned upon Employee’s execution and non-revocation of a separation agreement substantially in the form attached as Exhibit A (the “Separation Agreement”) that includes a release of legal claims. In addition to the severance payment, Company shall pay the premiums for Employee’s health, medical and dental insurances, including those incurred under COBRA, (“Health Insurances”) for the twelve months following the Termination Date. Notwithstanding the foregoing, if the Employee breaches any of the provisions contained in Section 6 of this Agreement, all payments of the Severance Amount shall immediately cease.

 For purposes of this Agreement, “Good Reason” shall mean that the Employee has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Employee’s title, responsibilities, authority or duties; (ii) a diminution in the Employee’s base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all senior management employees of the Company; (iii) a greater than fifty (50) mile change in the principal office location at which the Employee provides services to the Company; (iv) the material breach of any provisions of this Agreement by the Company; or (v) the Company elects not to renew the Term as contemplated in Section 4. “Good Reason Process” shall mean that (i) the Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Employee notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the Employee obtaining knowledge of the occurrence of such condition; (iii) the Employee cooperates in good faith with the Company’s efforts, for a reasonable period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Employee terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred in that instance.

(D)       Change in Control Termination Provisions. For purposes of this Agreement, a Change in Control” shall mean (i) any sale, lease, exclusive license, transfer, distribution or other disposition of all or substantially all of the assets of the Company or any business unit representing at least fifty percent (50%) of the Company’s activities, (ii) any merger or consolidation of the Company with or into one or more other entities as a result of which the holders of a majority of the Company’s outstanding voting stock cease to own a majority of the voting stock of the surviving entity or (iii) any transfer or series of related transfers of a majority of the outstanding equity securities of the Company designed to be a business combination or acquisition of the Company and not an equity financing for the purpose of securing working capital.

In the event of a termination of Employee’s employment without Cause or the Employee resigns for Good Reason within eighteen months following, or three (3) months preceding, any Change in Control (a “Change in Control Termination”), absent Company obtaining an agreement from any Company successor to assume this Agreement (which assumption shall be subject to Employee’s consent which consent shall not be unreasonably withheld, delayed or conditioned) and unless otherwise provided herein, Employee shall receive the following not more than fifteen (15) days after the date (the “Change in Control Termination Date”) of Employee’s Change in Control Termination:

(a)  (i) all base salary through the then-current Expiration Date; (ii) reimbursement for any and all monies advanced by Employee for the time period ending with the Change in Control Termination Date for all expenses reimbursable by the Company under this Agreement; and (iii) notwithstanding any provision of any bonus or incentive compensation plan applicable to Employee, a lump sum payment equal to the amount of any bonus or incentive compensation that has been accrued, allocated, earned by or awarded to Employee for a fiscal year or other measuring period under such plan, or that would have accrued at the Bonus Target Percentage set forth in Schedule A for that number of months (not to exceed twenty-four) since Employee’s most recently paid bonus, if any, which period ended on or prior to the Change in Control Termination Date but which amount has not yet been paid (the foregoing, collectively, “Earned Amounts”); and

(b)  subject to Employee’s execution of the Separation Agreement, (i) a lump sum payment in an amount equivalent to (A) the number of months of Employee’s annualized base salary in effect at the time of termination as set forth at “Months of CIC Severance” in Schedule A and (B) the amount of bonus for which Employee would have been eligible during the number of months specified in the immediately preceding clause (i)(A) following the Change in Control Termination Date; (ii) vesting in full of any Awards or other equity interests previously awarded under any Company equity incentive plan in effect from time to time and outstanding at the Change in Control Termination Date that at such date remain unvested; (iii) reimbursement by the Company to Employee for any expenses incurred by Employee for payment of premiums for Health Insurances for the number of months specified in the preceding clause (i)(A) following the Change in Control Termination Date; and

(c)  such other benefits, if any, to which Employee is expressly eligible following a Change in Control Termination as may be provided by then existing plans, programs and/or arrangements of or with the Company.

(E)       Section 409A.     All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Employee acknowledges that the Company does not have a duty to design its compensation policies in a manner that minimizes his or her tax liabilities, and Employee will not make any claim against the Company or the Board related to tax liabilities arising from Employee’s compensation. Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s termination (separation from service within the meaning of Section 409A of the U.S. Internal Revenue Code (the “Code”)), the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit to which Employee becomes entitled under this Agreement on account of Employee’s separation from service would be considered deferred compensation subject to the 20 percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six (6) months and one day after Employee’s separation from service, or (B) Employee’s death.

If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision 5(E), and the balance of the installments will be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Employee’s termination of employment, then such payments or benefits will be payable only upon Employee’s “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). Company and Employee intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner that all payments hereunder comply with Section 409A of the Code. Company makes no representation or warranty and will have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6.            Employee Confidentiality, Inventions and Noncompetition Agreement. In connection with Employee’s employment by Company pursuant to the terms of this Agreement, Employee hereby affirms his or her obligations under the Employee Confidentiality, Inventions and Noncompetition Agreement attached as Exhibit B (the “Noncompetition Agreement”), the terms and conditions of which are incorporated herein by reference. The Noncompetition Agreement is an essential part of the subject matter of this Agreement. The parties acknowledge and agree that the Company would not have entered into this Agreement and would not be offering Employee the consideration set forth herein without also requiring Employee to affirm the Noncompetition Agreement.

7.            Governing Law; Injunctive Relief. This Agreement and the Noncompetition Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts and shall be deemed to be performable in the Commonwealth of Massachusetts. Employee acknowledges that the breach or threatened breach of any of the provisions of this Agreement or the Noncompetition Agreement may give rise to irreparable injury to Company which injury may be inadequately compensable in money damages. Accordingly, Company may be entitled to a restraining order and/or injunction prohibiting the breach or threatened breach of any provision, requirement or covenant of this Agreement or the Noncompetition Agreement, in addition to and not in limitation of any other legal remedies which may be available. Employee further acknowledges and agrees that the restrictive covenants set forth in the Noncompetition Agreement are necessary for the protection of Company’s legitimate goodwill and business interests and are reasonable in scope, duration and content.

8.            Severability. In case any one or more of the provisions contained in this Agreement or the Noncompetition Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or the Noncompetition Agreement, but this Agreement or the Noncompetition Agreement, as the case may be, shall be construed, revised, modified and reformed to the maximum extent possible to effect the purposes set forth herein and in the Noncompetition Agreement.

9.            Waivers and Modifications. This Agreement may be modified, and the rights and remedies of any provision hereof may be waived, only in accordance with this Section 9. No modification or waiver by Company shall be effective without the written consent of Employee, on the one hand, and the CEO on the other hand. No waiver by either party of any breach by the other party of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and the Noncompetition Agreement set forth all of the terms of the understandings between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

10.         Assignment. Employee acknowledges that the services to be rendered by him or her are unique and personal in nature. Accordingly, Employee may not assign any of his or her rights, or delegate any of his or her duties or obligations, under this Agreement. The rights and obligations of Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of Company, including any successor to Company’s capital stock or assets by reason of a Change in Control, acquisition, merger, sale of capital stock or assets or other business combination. If a Change in Control occurs and Employee reasonably believes that the financial condition of Company’s successor is not at least as strong as that of Company, Employee may elect to consider such assignment a constructive termination as set forth in Section 5C hereof.

11.          Acknowledgments. Employee hereby acknowledges and recognizes that the enforcement of any of the provisions of the Noncompetition Agreement may interfere with Employee’s ability to pursue certain positions with certain companies in the life sciences industry. Notwithstanding the foregoing, Employee represents that he or she is knowledgeable about the business of Company and further represents that he or she is capable of pursuing, and willing to pursue, other positions to earn a proper livelihood.

12.         Arbitration. Any controversy, dispute, claim or breach arising out of or relating to this Agreement shall be submitted for settlement to one arbitrator agreed upon by the parties. The decision of such arbitrator shall be final and binding on the parties. If the parties cannot agree upon an arbitrator within 10 days of written notice of a dispute by either party, the controversy, claim or breach shall be referred to the American Arbitration Association (the “Association”) with a request that the Association appoint an arbitrator. Such arbitration shall be held in Boston, Massachusetts, in accordance with the rules and practices of the Association pertaining to single-party employment arbitrations then in effect, and judgment upon the award rendered shall be entered by consent in any court having jurisdiction. The arbitration hearing shall take place within sixty (60) days of the appointment of the arbitrator, the hearing shall last no longer than 10 hours on one business day and the arbitrator shall render his or her decision within five (5) business days of the hearing and shall provide the parties in writing his or her reasoned decision with appropriate explanation. The prevailing party shall be entitled to recover all or any costs and expenses associated with any arbitration (including attorneys’ fees) at the discretion of the arbitrator; otherwise, each party shall be responsible for its own expenses.

13.          Indemnification. The Company and the Employee hereby acknowledge their execution as of even date herewith the Company’s standard indemnification agreement for senior executives attached hereto as Exhibit C.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth in Schedule A hereto.

TRANSCODE THERAPEUTICS, INC.

By:	/s/ Thomas A. Fitzgerald
Name:	Thomas A. Fitzgerald
Title:	CFO

EMPLOYEE

By:	/s/ R. Michael Dudley
Name:	R. Michael Dudley
Title:	CEO

Schedule A

Employment Agreement between TransCode Therapeutics, Inc.

and

Robert Michael Dudley (“Employee”)

Agreement Date:	March 24, 2021

Position / Title:	President and Chief Executive Officer

Immediate Supervisor:	Board of Directors

Salary:	$480,000 (annualized as set forth in Section 2A)

Bonus Target Percentage:	50% of Annualized Base Salary (not guaranteed except as may be set forth in the Employment Agreement)

Intended Payroll Schedule:	Twice per month

Equity Plan Participation:	Percentage of Company’s fully diluted shares outstanding on the date of grant: 22.16%

Paid Time Off (“PTO”)	20 days per year accrued per payroll period

Months of Severance:	18 (except in the case of “Change in Control” or “CIC”)

Months of CIC Severance:	24 (only in the case of a “Change in Control Termination”)

Health Insurance and/or COBRA:	12 months of premium will be paid by Company

EMPLOYEE:

R. Michael Dudley	/s/ R. Michael Dudley	March 24, 2021
Print Name	Signature	Date

COMPANY:

Thomas A. Fitzgerald	/s/ Thomas A. Fitzgerald	March 24, 2021
[CFO’s Name Here]	Signature	Date

Exhibit A

Separation Agreement

(Attached)

Exhibit B

Employee Confidentiality, Inventions and Noncompetition Agreement

(Attached)

Exhibit C

Executive Officer Indemnification Agreement

(Attached)

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